Exhibit 16.1

February 9, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549 Ladies and Gentlemen:

We have read Advent Technologies Holdings, Inc.’s statements (formally known as AMCI Acquisition Corp) included under Item 4.01 of its Form 8-K dated February 9, 2021. We agree with the statements concerning our Firm under Item 4.01.  We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP

New York, NY